Exhibit 99

Contact:

Patrick Kane

412-553-7833

Equitable Resources Announces Record Earnings

PITTSBURGH, January 30/PRNewswire-FirstCall/ — Equitable Resources (NYSE: EQT ) today announced record core earnings per diluted share (EPS) of $2.44 (excluding a $0.08 per share loss related to the Company’s stake in Westport Resources) and EPS from continuing operations of $2.36.  This represents a 15% increase over 2001 core EPS of $2.12.  Earnings from continuing operations were $2.30 per diluted share in 2001, which included $0.18 in EPS from Westport.

For the fourth quarter of 2002, the Company reported core EPS of $0.71 and EPS from continuing operations of $0.67. Core EPS excludes a $0.04 loss from the Company’s share of Westport Resources in the 2002 quarter.  Fourth quarter 2001 core earnings were $0.39 per share, excluding Westport.

RESULTS BY SEGMENT

Equitable Utilities

Equitable Utilities had earnings before interest and taxes (EBIT) of $101.9 million for 2002, compared with $79.0 million for 2001, a 29% increase.  Net revenues for 2002 were $233.4 million compared to $230.7 million in 2001.  Heating degree-days were 5,258 for 2002, which is 4% colder than the 5,059 degree days recorded in 2001, but 12% warmer than the 30-year normal of 5,968.  Commercial and industrial volumes increased 22% resulting in a 5.5% increase in commercial and industrial net revenue.  The net revenue increase was not proportionate to the increase in throughput due to the low margins on industrial business.

Total operating expenses for 2002 were $131.5 million compared to $151.8 million in 2001.  After adjusting for 2001 charges for workforce reductions totaling $6.0 million and the fourth quarter 2001 decision to increase the reserves related to bad debts by $7.0 million, total expenses decreased by $7.3 million, or 5% in 2002.  This improvement is related to reduced expenses at the distribution and pipeline operations from prior year initiatives as well as process improvements in the current year, partially offset by increased pension and post-retirement benefit expenses.

EBIT for the 2002 fourth quarter was $30.0 million, higher than the $22.0 million earned in the year ago quarter due to significantly colder weather and the absence of the $7.0 million fourth quarter 2001 charge related to bad debts.  The fourth quarter 2002 weather was 36% colder than the prior year and 3% colder than normal, resulting in a 20% increase in net residential revenues.  Excluding the 2001 bad debt charge, expenses were 7% higher than the prior year primarily due to increased pension and post-retirement benefit expenses.

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Equitable Supply

Previously, Equitable Supply was referred to as Equitable Production.  The Company believes that this business segment will be better understood by expanding the segment’s information concerning its two lines of business, production and gathering.

Equitable Supply recorded EBIT of  $164.4 million in 2002, 8% lower than the $178.7 million earned in 2001. Revenues declined by 4.4%, due to a 6.7% lower realized natural gas price and a reduction in volume from the sale in December 2001 of the Company’s oil dominated fields, which produced about 4 Bcfe per year. These declines were partially offset by increased sales volumes, resulting from increased drilling and production enhancement initiatives. The consolidation of Appalachian Basin Partners effective January 1, 2002 resulted in a minority interest of $7.1 million being reflected on the Company’s income statement.

These factors were partially offset by a 5.2% reduction in operating expenses, resulting from reduced well-tending expenses, lower third party gathering costs and productivity improvements.

EBIT for the 2002 fourth quarter of $47.3 million compared favorably to the $34.8 million of EBIT in 2001. Realized natural gas prices in the 2002 fourth quarter were 26% higher than in the fourth quarter 2001 and operated and gathered volumes increased, while total expenses were essentially unchanged.

NORESCO

The NORESCO segment posted EBIT of $14.5 million, 11.2% higher than the $13.1 million earned in 2001.  EBIT was negatively impacted by a write-off of $5.3 million for the Jamaican power plant in the second quarter.  The write-off was partially offset by the impact of the absence of goodwill amortization.  Goodwill amortization was $3.8 million in 2001.  Total revenue for 2002 was $190.1 million, 21% higher than 2001 revenue of  $157.4 million.  Total expenses were up 5% at $30.5 million in 2002 compared with $29.1 million in 2001.  The construction backlog was $118 million at year-end, down from $128 million at the end of 2001.

NORESCO posted EBIT of $5.2 million in the fourth quarter of 2002, compared with $4.2 million in the same period in 2001.  Revenues were up 14% at $54.0 million compared with $47.3 million in the fourth quarter 2001, while total expenses were essentially flat.

Westport

                Earnings for 2002 include a loss of $5.6 million, net of taxes of $2.9 million, or $0.08 per share from the Company’s stake in Westport Resources. For 2001, the Company’s share of Westport earnings was $11.6 million, net of taxes of $6.2 million, or $0.18 per share.  In the 2002 fourth quarter, the Company recorded a loss of $2.5 million, net of taxes of $1.3 million, or  $0.04 per share.  For the fourth quarter 2001, the Company’s loss from Westport was $1.4 million, net of taxes of $0.7 million, or $0.02 per share. Westport earnings are not considered core earnings and are excluded from the Company’s earnings guidance.  Equitable owns 13.9 million shares, or approximately 20.8% of Westport Resources, which is down from 26.7% at the end of the third quarter.

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Full Year 2003 Outlook

On October 18, 2002, Equitable forecasted 2003 full-year core EPS of between $2.70 and $2.80 per share.  Equitable Resources reiterates this earnings guidance.  This guidance assumes normal weather for the year.  Earnings at Equitable Utilities are sensitive to changes in weather, typically measured in heating degree-days.  During winter months, the EPS impact of changes in heating degree days (HDD) is approximately $0.015 per 100 HDD change.  Due to additional hedges discussed below, the impact on 2003 earnings guidance from further changes in the NYMEX gas price is expected to be negligible.

Other Business

Stock Buyback

During the fourth quarter, Equitable repurchased approximately 500,000 shares of EQT stock for a total of 2,905,500 shares for the year.  The number of shares repurchased since October 1998 is approximately 15.2 million out of 18.8 million currently authorized.

2002 Capital Expenditures

The capital expenditures for 2002 were $218 million.  Equitable Supply spent $147.5 million, of which $114.4 million was spent on developmental drilling and $33.1 million was spent on infrastructure projects.  Equitable Utilities spent $70.2 million, $58.3 million for infrastructure and $11.9 million for business development.

2003 Capital Expenditures

Equitable forecasts $228 million of capital expenditures for 2003.  This forecast includes $152 million for Equitable Supply, $73 million for Equitable Utilities, and $3 million for Noresco and Headquarters.

Hedging

Equitable has taken advantage of favorable gas prices to significantly hedge production.  The approximate volumes and prices of Equitable’s hedges and fixed-price contracts for 2003 — 2005 are:

	2003	2004	2005
Volume (Bcf)	45	37	34
Average Price (NYMEX)*	$4.20	$4.41	$4.53

* The above price is based on a conversion rate of 1.05 MMbtu/Mcf

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Non-GAAP Financial Measures

Core Earnings

As mentioned previously, Equitable owns 13.9 million shares, or approximately 20.8% of Westport Resources, which is down from 26.7% at the end of the third quarter.  The Company does not have operational control of Westport.  Furthermore, the Company has announced its intention to continue to be diluted as an owner of Westport through reduced share ownership and through Westport’s announced strategy of increasing its size.  The Company expects that its influence over Westport will decline in conjunction with the expected dilution.  If the Company is further diluted and its influence decreased, it may be required to change the accounting treatment for its investment from the equity method to the cost method, eliminating the inclusion of Westport’s results in Equitable’s earnings.  The Company believes core earnings, excluding equity earnings or losses from Westport, provide investors a better understanding of the Company’s performance.

Earnings Before Interest and Taxes

The Company reports earnings before interest and taxes (EBIT) by segment in this press release.  Both interest and income taxes are controlled on a consolidated, corporate-wide basis, and are not allocated to the segments.  The following table presents EBIT by corresponding source:

	Three Months Ended December 31,		Year Ended December 31,
	2002	2001	2002	2001
Earnings before interest & taxes (thousands):
Equitable Utilities	$30,034	$22,022	$101,929	$78,981
Equitable Supply	47,331	34,773	164,381	178,730
NORESCO	5,171	4,151	14,546	13,080
Westport equity earnings	(3,834)	(2,112)	(8,476)	17,820
Unallocated expenses	(3,887)	(5,517)	(5,375)	(7,982)
Earnings before interest & taxes	$74,815	$53,317	$267,005	$280,629

Adoption of Statement of Financial Accounting Standards (SFAS) No. 142

In 2002, Equitable adopted SFAS No. 142, a new accounting standard for treatment of goodwill and other intangible assets.  As a result, Equitable’s ongoing annual amortization expense was reduced by approximately $3.8 million.  During the second quarter, the Company completed the required initial impairment test of goodwill.  As a result of the impairment test, the Company was required to record a charge for the cumulative effect of an accounting change of $5.5 million, net of tax, retroactive to the first quarter 2002.  The Company has elected to complete its annual impairment analysis in the fourth quarter and no additional impairment was required.

Impact From a Change in IRS Interpretation of a Previously Disallowed Loss

In April 1998, management adopted a formal plan to sell the Company’s natural gas midstream operations.   A capital loss was treated as a nondeductible item for tax reporting purposes under the then current Treasury regulations embodying the “loss disallowance rule,” resulting in an additional tax recorded on this sale as a reduction to net income from discontinued operations.   In May 2002, the IRS issued new Treasury regulations interpreting the “loss disallowance rule” that are now expected to permit a significant portion of the capital loss to be treated as deductible.  Consequently, in the second quarter, the Company recorded a $9.0 million increase in net income from discontinued operations.

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As previously announced, Equitable’s teleconference with securities analysts at 10:30 a.m. Eastern Time on January 30, 2003 will be broadcast live via Equitable’s Web site, http://www.eqt.com and will be available for replay for a 30 day period.

Equitable Resources is an integrated energy company, with emphasis on Appalachian area natural-gas supply, natural-gas transmission and distribution, and leading-edge energy-management services for customers throughout the United States. The Company also has energy-service management projects in selected international markets.

Equitable Resources management speaks to investors from time to time.  Slides for these discussions will be available online on Equitable’s website.  The slides will be updated periodically.

DISCLOSURES IN THIS PRESS RELEASE CONTAIN FORWARD-LOOKING STATEMENTS RELATED TO SUCH MATTERS AS DELIVERING LOW DOUBLE DIGIT EARNINGS GROWTH, ANTICIPATED DILUTED CORE EARNINGS PER SHARE, THE EPS IMPACT OF CHANGES IN HEATING DEGREE DAYS, THE IMPACT ON EARNINGS GUIDANCE OF CHANGES IN NYMEX GAS PRICES, THE INTENTION TO CONTINUE TO BE DILUTED AS AN OWNER OF WESTPORT, CAPITAL SPENDING, THE POSSIBILITY OF REPLACING THE $125 MILLION OF TRUST PREFERRED SECURITIES WITH STRAIGHT DEBT, THE DEDUCTIBILITY FOR FEDERAL TAX PURPOSES OF THE CAPITAL LOSS ON THE COMPANY’S PREVIOUS SALE OF ITS GAS MIDSTREAM OPERATIONS,  FINANCIAL PERFORMANCE, FUTURE COSTS SAVINGS, GROWTH, AND OPERATIONAL MATTERS. THE COMPANY NOTES THAT A VARIETY OF FACTORS COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE ANTICIPATED RESULTS OR OTHER EXPECTATIONS EXPRESSED IN THE COMPANY’S FORWARD-LOOKING STATEMENTS. THE RISKS AND UNCERTAINTIES THAT MAY AFFECT THE OPERATIONS, PERFORMANCE, GROWTH AND RESULTS OF THE COMPANY’S BUSINESS INCLUDE, BUT ARE NOT LIMITED TO, THE FOLLOWING: WEATHER CONDITIONS, COMMODITY PRICES FOR NATURAL GAS AND CRUDE OIL AND ASSOCIATED HEDGING ACTIVITIES, INCLUDING CHANGES IN HEDGE POSITIONS, AVAILABILITY OF FINANCING, CHANGES IN INTEREST RATES, UNANTICIPATED CURTAILMENTS OR DISRUPTIONS IN PRODUCTION, TIMING AND AVAILABILITY OF REGULATORY AND GOVERNMENTAL APPROVALS, THE TIMING AND EXTENT OF THE COMPANY’S SUCCESS IN ACQUIRING UTILITY COMPANIES AND NATURAL GAS AND CRUDE OIL PROPERTIES, THE ABILITY OF THE COMPANY TO DISCOVER, DEVELOP AND PRODUCE RESERVES, THE ABILITY OF THE COMPANY TO ACQUIRE AND APPLY TECHNOLOGY TO ITS OPERATIONS, CHANGES IN TIMING OR TYPES OF CAPITAL SPENDING, THE IMPACT OF COMPETITIVE FACTORS ON PROFIT MARGINS IN VARIOUS MARKETS IN WHICH THE COMPANY COMPETES, CHANGES IN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES AND/OR THEIR INTERPRETATION,  THE ABILITY OF THE COMPANY TO SUCCESSFULLY NEGOTIATING LABOR CONTRACTS, THE LEVEL OF FUTURE SHARE REPURCHASES BY THE COMPANY, AND THE FINANCIAL RESULTS ACHIEVED BY WESTPORT RESOURCES.

EQUITABLE RESOURCES, INC. AND SUBSIDIARIES

STATEMENTS OF CONSOLIDATED INCOME (UNAUDITED)

(Thousands except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2002	2001	2002	2001

Operating revenues	$333,936	$241,144	$1,069,068	$1,109,334
Cost of sales	174,492	100,528	506,363	541,726
Net operating revenues	159,444	140,616	562,705	567,608

Operating expenses:
Operation and maintenance	18,601	19,911	73,430	80,607
Production and exploration	7,524	7,601	27,111	34,500
Selling, general and administrative	36,577	38,926	109,825	124,743
Impairment of long-lived assets	—	—	5,320	—
Depreciation, depletion and amortization	18,297	20,593	69,448	73,230
Total operating expenses	80,999	87,031	285,134	313,080

Operating income	78,445	53,585	277,571	254,528

Equity (losses) earnings from nonconsolidated investments and minority interest:
Westport	(3,834)	(2,112)	(8,476)	17,820
Other	204	1,844	(2,090)	8,281
	(3,630)	(268)	(10,566)	26,101

Earnings before interest & taxes (EBIT)	74,815	53,317	267,005	280,629

Interest charges	10,605	10,098	38,787	41,098

Income from continuing operations before income taxes and cumulative effect of accounting change	64,210	43,219	228,218	239,531
Income taxes	21,831	18,914	77,592	87,723

Income from continuing operations before cumulative effect of accounting change	42,379	24,305	150,626	151,808

Income from discontinued operations	—	—	9,000	—

Cumulative effect of accounting change, net of tax	—	—	(5,519)	—

Net income	$42,379	$24,305	$154,107	$151,808

Earnings per share of common stock:
Basic:
Weighted average common shares outstanding	62,396	63,896	62,895	64,347

Income from continuing operations before cumulative effect of accounting change	$0.68	$0.38	$2.40	$2.36
Income from discontinued operations	—	—	0.14	—
Cumulative effect of accounting change, net of tax	—	—	(0.09)	—
Net income	$0.68	$0.38	$2.45	$2.36

Diluted:
Weighted average common shares outstanding	63,500	65,515	64,016	66,075

Income from continuing operations before cumulative effect of accounting change	$0.67	$0.37	$2.36	$2.30
Income from discontinued operations	—	—	0.14	—
Cumulative effect of accounting change, net of tax	—	—	(0.09)	—
Net income	$0.67	$0.37	$2.41	$2.30

(A)

Due to the seasonal nature of the Company’s natural gas distribution and energy marketing businesses and the volatility of gas and oil commodity prices, the interim statements for the three month periods are not indicative of results for a full year.

(B)

The Company has reclassified all gains and losses on its energy trading contracts previously recorded gross to a net presentation in accordance with the FASB’s fourth quarter 2002 revision of its consensus contained in EITF No. 02-3, which was initially issued by the FASB and implemented by the Company in the third quarter 2002.  As a result of the revision by the FASB, the Company reevaluated the reclassifications made in its third quarter 2002 statements and has adjusted those reclassifications to be in accordance with the most recent guidance issued.

EQUITABLE UTILITIES

OPERATIONAL AND FINANCIAL REPORT

	Three Months Ended		Year Ended
	December 31,		December 31,
	2002	2001	2002	2001

OPERATIONAL DATA
Heating degree days (30-year average: 4th qtr. = 2,120; YTD = 5,968)	2,182	1,602	5,258	5,059

Residential sales and transportation volume (MMcf)	8,782	6,756	25,646	24,753
Commercial and industrial volume (MMcf)	8,580	6,509	29,920	24,500
Total throughput (MMcf) — Distribution	17,362	13,265	55,566	49,253
Total throughput (MMbtu) — Pipeline	13,472	17,598	70,197	70,693
Total throughput (MMbtu) — Marketing	44,469	45,489	169,942	215,541

Net revenues (thousands):
Distribution:
Residential	$32,623	$27,262	$105,323	$103,141
Commercial & industrial	$15,342	$12,556	$46,846	$44,399
Other	$946	$2,685	$3,924	$7,084
Pipeline	$15,068	$17,353	$56,675	$62,079
Marketing	$3,701	$4,383	$20,639	$14,039

Operating expenses as a % of net revenues	55.62%	65.72%	56.33%	65.77%

Net marketed gas revenues/MMbtu — marketing	$0.0733	$0.0892	$0.1128	$0.0603

O&M and SG&A (excluding other taxes)/customer — distribution	$79.46	$96.11	$265.98	$296.52

EBIT (thousands):
Distribution	$21,211	$10,944	$60,021	$52,173
Pipeline	$6,332	$8,853	$25,378	$20,958
Marketing	$2,491	$2,225	$16,530	$5,850

Capital expenditures (thousands)	$22,018	$12,526	$70,188	$38,528

FINANCIAL DATA (Thousands)
Utility revenues	$116,914	$90,389	$343,847	$408,812
Marketing revenues	135,151	57,375	410,426	440,246
Total operating revenues	252,065	147,764	754,273	849,058

Purchased gas costs	184,385	83,525	520,866	618,316
Net operating revenues	67,680	64,239	233,407	230,742

Operating expenses:
Operating and maintenance	13,036	13,233	50,335	56,013
Selling, general and administrative	17,697	22,444	54,249	69,344
Depreciation, depletion and amortization	6,913	6,540	26,894	26,404
Total operating expenses	37,646	42,217	131,478	151,761

EBIT	$30,034	$22,022	$101,929	$78,981

EQUITABLE SUPPLY

OPERATIONAL AND FINANCIAL REPORT

	Three Months Ended		Year Ended
	December 31,		December 31,
	2002	2001	2002	2001

OPERATIONAL DATA
Total operated volumes (MMcfe)	23,630	24,062	91,793	93,167
Volumes handled (MMcfe)	36,083	29,896	135,432	119,874
Selling, general and administrative ($/Mcfe handled)	$0.26	$0.22	$0.20	$0.20
Capital expenditures (thousands)	$41,931	$37,031	$147,461	$93,862

Production:
Net equity sales, natural gas and equivalents (MMcfe)	12,779	10,773	47,640	38,825
Average (well-head) sales price ($/Mcfe)	$3.93	$2.85	$3.53	$3.67

Monetized sales (MMcfe)	3,549	5,789	14,079	22,845
Average (well-head) sales price ($/Mcfe)	$3.28	$3.28	$3.27	$3.81

Weighted average (well-head) sales price ($/Mcfe)	$3.79	$3.00	$3.47	$3.72

Company usage, line loss (MMcfe)	1,485	1,406	6,216	5,742

Lease operating expense excluding severance tax ($/Mcfe)	$0.26	$0.31	$0.27	$0.32
Severance tax ($/Mcfe)	$0.15	$0.09	$0.12	$0.16
Depletion ($/Mcfe)	$0.41	$0.38	$0.40	$0.38

Production EBIT (thousands)	$41,028	$31,681	$144,468	$162,234

Gathering:
Gathered volumes (MMcfe)	33,323	27,506	123,581	106,832
Average gathering fee ($/Mcfe)	$0.52	$0.57	$0.51	$0.58
Gathering and compression expense ($/Mcfe)	$0.17	$0.24	$0.19	$0.23
Gathering and compression depreciation ($/Mcfe)	$0.09	$0.10	$0.09	$0.10

Gathering EBIT (thousands)	$6,303	$3,092	$19,913	$16,496

FINANCIAL DATA (Thousands)
Production revenues	$65,249	$52,239	$225,713	$240,680
Gathering revenues	17,281	15,673	63,279	61,598
Total operating revenues	82,530	67,912	288,992	302,278

Operating expenses:
Lease operating expense	4,607	5,628	18,141	21,855
Severance tax	2,698	1,598	8,123	10,640
Exploration, including dry hole expense	219	375	847	2,005
Gathering and compression expense	5,565	6,678	23,095	24,594
Selling, general and administrative	9,347	6,556	26,873	24,556
Depreciation, depletion and amortization	10,940	12,370	40,711	40,624
Total operating expenses	33,376	33,205	117,790	124,274

Equity earnings from nonconsolidated investments and minority interest	(1,823)	66	(6,821)	726

EBIT	$47,331	$34,773	$164,381	$178,730

NORESCO

OPERATIONAL AND FINANCIAL REPORT

	Three Months Ended		Year Ended
	December 31,		December 31,
	2002	2001	2002	2001

OPERATIONAL DATA
Revenue backlog, end of period (thousands)	$118,224	$128,264	$118,224	$128,264
Construction completed (thousands)	$38,126	$34,249	$126,949	$102,987

Gross profit margin	17.1%	17.9%	21.2%	22.0%
SG&A as a % of revenue	10.6%	9.5%	12.4%	14.7%
Project development expenses as a % of revenue	1.8%	2.7%	2.2%	2.6%

Capital expenditures (thousands)	$63	$36	$698	$441

FINANCIAL DATA (Thousands)
Energy service contract revenues	$53,965	$47,292	$190,107	$157,379
Energy service contract costs	44,731	38,825	149,801	122,790
Net operating revenues (gross profit margin)	9,234	8,467	40,306	34,589

Operating expenses:
Selling, general and administrative expenses	5,732	4,480	23,521	23,112
Impairment of long-lived assets	—	—	5,320	—
Amortization of goodwill	—	936	—	3,790
Depreciation and depletion	370	677	1,618	2,162
Total operating expenses	6,102	6,093	30,459	29,064

Equity earnings of nonconsolidated investments	2,039	1,777	4,699	7,555

EBIT	$5,171	$4,151	$14,546	$13,080